Exhibit 99.(h)(7)

__________________, 2026

Baillie Gifford Funds

c/o Baillie Gifford Overseas Limited

Calton Square, 1 Greenside Row

Edinburgh EH1 3AN,

Scotland, United Kingdom

Re:	Expense Limitation Agreement for Certain Series of Baillie Gifford Funds (the “Trust”)

Dear Sirs

Baillie Gifford Overseas Limited, a company registered in Scotland with registered number SC084807 and registered as an investment adviser with, and regulated by, the Securities and Exchange Commission (the “Manager”) acts as the manager to Baillie Gifford China Equities Fund, Baillie Gifford Emerging Markets Ex China Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford Long Term Global Growth Fund and Baillie Gifford U.S. Equity Growth Fund (each a “Fund”), each a series of the Trust.

This letter is to inform you that the Manager has agreed to an expense limitation undertaking with respect to Baillie Gifford China Equities Fund, Baillie Gifford Emerging Markets Ex China Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford Long Term Global Growth Fund, and Baillie Gifford U.S. Equity Growth Fund. This expense limitation undertaking is not intended to precipitate any alteration or reduction in the services provided by the Manager to each of Baillie Gifford China Equities Fund, Baillie Gifford Emerging Markets Ex China Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford Long Term Global Growth Fund, and Baillie Gifford U.S. Equity Growth Fund.

For the period from May 1, 2026 until April 30, 2027 (and any subsequent periods as may be designated by the Manager by written notice to the Trust), the Manager hereby agrees to waive, reduce, reimburse or otherwise bear the fees and expenses with respect to each Fund to the extent that total annual operating expenses attributable to the share classes of such Fund set out below (exclusive of taxes, sub-accounting and extraordinary expenses) exceed the following annual rates (based on the average daily net assets of such share class of such Fund):

Fund	Class	Expense Limitation
Baillie Gifford China Equities Fund	Class K	0.87%
	Institutional Class	0.87%
Baillie Gifford Emerging Markets Ex China Fund	Class K	0.87%
	Institutional Class	0.87%
Baillie Gifford International Concentrated Growth Equities Fund	Class K	0.72%
	Institutional Class	0.72%
Baillie Gifford Long Term Global Growth Fund	Class K	0.70%
	Institutional Class	0.70%
	Class 2	0.70%
	Class 3	0.63%
	Class 4	0.60%
	Class 5	0.55%
Baillie Gifford U.S. Equity Growth Fund	Class K	0.65%
	Institutional Class	0.65%

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Annualized figures will be used to calculate each Fund’s expenses and the level of waiver/reimbursement where the expense limitation undertaking either begins or expires in the middle of the Fund’s fiscal year.

This Expense Limitation Agreement may be terminated by the Trust at any time upon a vote of the Board of Trustees, including a majority of the Trustees who are not “interested persons” for the purposes of the Investment Company Act of 1940, as amended. This Expense Limitation Agreement may not be terminated by the Manager.

We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Trust on behalf of each Fund on Form N-1A with the Securities and Exchange Commission and in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes and expressly permit you to do so.

BAILLIE GIFFORD OVERSEAS LIMITED

By:
Name:
Title:

ACCEPTED AND AGREED TO:

BAILLIE GIFFORD FUNDS, on behalf of its series, Baillie Gifford China Equities Fund, Baillie Gifford Emerging Markets Ex China Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford Long Term Global Growth Fund, and Baillie Gifford U.S. Equity Growth Fund

By:
Name:
Title:

[Signature Page to Expense Limitation Agreement for Certain Series of Baillie Gifford Funds]